Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 30, 2018

Spirit AeroSystems, Inc.,

3801 South Oliver,

Wichita, Kansas 67210.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 aggregate principal amount of Senior Floating Rate Notes due 2021, $300,000,000 aggregate principal amount of 3.950% Senior Notes due 2023 and $700,000,000 aggregate principal amount of 4.600% Senior Notes due 2028 (the “Securities”) of Spirit AeroSystems, Inc., a Delaware corporation (the “Company”), and of the related guarantees (the “Guarantees”) thereof by Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company and the Guarantees constitute valid and legally binding obligations of the Guarantor, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and the Guarantees and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities and the Guarantees.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP